Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this “Agreement”) is made and entered into this 4th day of October, 2017 (the “Effective Date”), by and between Raceland QSR, LLC., a Louisiana limited liability company (“Seller”), and Seediv, LLC, a Louisiana limited liability company (“Buyer”).

WHEREAS, Seller is the owner of the real property located at 6055 Youngerman Circle in Argyle Village, Jacksonville, FL 32244; and

WHEREAS, Buyer desires to acquire from Seller said real property; and

WHEREAS, Seller desires to sell said real property to Buyer at the price and upon the terms and conditions herein set forth; and

NOW THEREFORE, in consideration of, and subject to, the mutual terms, covenants, conditions and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property upon the following terms and conditions:

1.            Purchase and Sale of Property. Seller agrees to sell, convey, assign, transfer and deliver to the Buyer, and Buyer agrees to purchase, acquire and accept from Seller, the real property located at 6055 Youngerman Circle in Argyle Circle, Jacksonville, FL 32244, as more fully described on Exhibit A attached hereto, together with all tenements, hereditaments, rights, fixtures, improvements, buildings, easements and appurtenances now or hereafter belonging thereto, including rights to insurable and appurtenant ingress and egress to public road, together with all improvements and fixtures, if any, owned by Seller located on or attached to or used in connection with said real property (collectively, the “Property”).

2.            Purchase Price. The purchase price (the “Purchase Price”) paid by Buyer to Seller hereunder shall be the lesser of: (i) TWO MILLION DOLLARS ($2,000,000.00), or (ii) the appraised value determined by the appraisal completed by the financing source proposed to be utilized by Buyer under Section 8(e). Buyer will deliver a deposit in the amount of TEN THOUSAND DOLLARS ($10,000) (the “Deposit”) to an escrow agent to be mutually agreed upon by Buyer and Seller (the “Escrow Agent”) within ten (10) days following the Effective Date that will hold the Deposit on behalf of Buyer and Seller. Upon receipt of the Deposit from Buyer, the Escrow Agent shall place the Deposit in an account at a federally insured financial institution. Upon Closing, the Escrow Agent shall pay the Deposit to Seller and the Deposit shall be applied against the Purchase Price due Seller at Closing. Buyer will deliver the balance of the Purchase Price to Seller at Closing.

3.            Termination.

(a)          In the event that any of the Feasibility Studies are unsatisfactory to Buyer, Buyer may terminate this Agreement by delivering written notice to Seller and Escrow Agent prior to the expiration of the Feasibility Period. The Escrow Agent shall return the Deposit to Buyer within ten (10) days of receiving such notice.

(c)          In the event that the Title Commitment is unsatisfactory to Buyer, Buyer may terminate this Agreement by delivering written notice to Seller and Escrow Agent prior to the expiration of the Feasibility Period. The Deposit shall be returned to Buyer in the in accordance with the provisions of Section 4(b).

(d)          In the event that any appraisal described in Section 2 is unsatisfactory to Buyer or Seller, either party may terminate this Agreement by delivering written notice to the other party and the Escrow Agent prior to Closing. The Escrow Agent shall return the Deposit to Buyer within ten (10) days of receiving such notice.

(e)          In the event that Seller breaches any of its representations, warranties, covenants, agreements or obligations hereunder or any of the conditions to Buyer’s obligations to Closing set forth under Section 8 are not satisfied, Buyer may pursue any or all of the following nonexclusive remedies: (i) enforce specific performance of this Agreement; (ii) terminate this Agreement and receive a refund of the Deposit from the Escrow Agent; or (iii) pursue any remedies at law or equity Notwithstanding the above, Buyer shall not exercise any remedy hereunder unless it has first given Seller ten (10) days prior written notice of default and Seller has failed to cure the default within such ten (10) day period.

(f)          In the event that Buyer breaches any of its representations, warranties, covenants, agreements or obligations hereunder, the Deposit shall be forfeited by Buyer and the Escrow Agent shall pay the Deposit to Seller as liquidated damages as Seller’s sole and exclusive remedy and the parties hereto shall be relieved of all of their respective obligations hereunder and rights against each other with regard to this Agreement, except to the extent of any obligations that survive termination. It is agreed to by the parties that such liquidated damages are not a penalty and are a reasonable pre-estimate of Seller's actual damages, which damages are difficult to ascertain. Notwithstanding the above, Seller shall not exercise any remedy hereunder unless it has first given Buyer ten (10) days prior written notice of default and Buyer has failed to cure the default within such ten (10) day period.

4.            Feasibility Period.

(a)           Feasibility Studies.

(i)          Commencing on the Effective Date, Buyer shall have thirty (30) calendar days (the “Feasibility Period”) to conduct any and all surveys, studies, tests, evaluations and investigations (the “Feasibility Studies”) it may desire of the Property, the title thereto and any intended development by Buyer thereof, including a current certified ALTA survey (the “Survey”) of the Property prepared by a surveyor duly licensed in the State of Florida and any and all tests, borings and investigations it may desire in order to determine the presence of any asbestos, soil or groundwater contamination, radioactivity, methane, radon, volatile hydrocarbons, underground storage tanks or any other hazardous or toxic substances or conditions (together, “Hazardous Substances”).

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(ii)         In order to facilitate the performance of the Feasibility Studies, Seller shall make all files available to Buyer at Seller’s office (and shall provide Buyer with copies thereof at Buyer’s request) within two (2) calendar days of the Effective Date, and shall provide copies of the following documents to Buyer to the extent such documents are in the possession of Seller: (A) its most recent title insurance policy, commitment or report (and copies of any exceptions and encumbrances listed in Seller’s title commitment or report), (B) its most recent topographical and/or ALTA survey(s) of the Property (if any), parcel maps and/or subdivision plats containing the Property, (C) any phase I environmental reports concerning the Property in Seller’s possession, (D) any and all soils and/or hazardous substance reports and/or hazardous abatement reports, wetlands studies and/or delineations, covenants and restrictions affecting the Property, (E) all zoning information, permits, deeds, easements, notices, management contracts, maintenance contracts, utility contracts, leases, rent rolls, financial statements (income statements, balance sheets, and security deposit statements) for the Property for the past three (3) years, (F) all architectural plans, specifications, elevations and certificates of occupancy related to the Property, and (G) copies of any and all correspondence with governmental authorities regarding the Property’s compliance or noncompliance with codes, ordinances or laws, and any leases impacting the Property (collectively, the “Seller's Documents”).

(iii)        Seller shall permit Buyer and its designated representatives to have access to the Property to inspect the Property and to conduct the Feasibility Studies in order to determine the suitability of the Property for Buyer’s proposed use. Buyer shall give Seller reasonable advance written notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing or other inspection, Buyer shall give Seller written notice thereof, including the identity of the persons who will perform such testing or other inspection and the proposed scope thereof.

(iv)        Notwithstanding the foregoing, should Buyer terminate this Agreement prior to the expiration of the Feasibility Period, Buyer shall, within five (5) calendar days after such termination, deliver to Seller copies of any surveys, reports, site plans or other due diligence information gathered by Buyer relating to the Property. Such reports shall be provided to Seller without warranty for any purpose, and Buyer may rely upon such reports only at Buyer’s risk. Buyer shall pay the costs of any reliance letters or changes to addressees in such reports.

(v)         If, as a result of Buyer’s review of any information obtained through the Feasibility Studies, Buyer determines, in its sole and absolute discretion, that the Property is not suitable for Buyer’s intended purposes or that it doesn’t want to acquire the Property for any other reason whatsoever, then Buyer may terminate this Agreement by providing written notice given to Seller and the Escrow Agent during the Feasibility Period. If Buyer fails to give timely written notice to terminate this Agreement during the Feasibility Period, this Agreement shall be deemed to have continued and Buyer shall be deemed to have been satisfied with the results of Feasibility Studies and its inspection of the Property.

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(b)          Title Commitment. During the Feasibility Period, Buyer may, at Buyer’s expense, obtain a commitment for issuance of an ALTA Form B Owner’s Policy of Title Insurance with extended coverage (the “Title Commitment”) showing all endorsements thereto which Buyer may require. In the event that the Title Commitment discloses defects of title or other matters unsatisfactory to Buyer, Buyer may, in Buyer’s sole and absolute discretion, notify Seller during the Feasibility Period of such title defects or other matters to which Buyer objects. If Buyer fails to make an objection as provided herein or if Buyer makes an objection but fails to terminate this Agreement within ten (10) calendar days after receipt of written notice from Seller that Seller is unable or unwilling to cure any such objections (which written notice Seller must provide within ten (10) calendar days of receipt of Buyer's written notification of objections/title defects or Seller shall be deemed to have elected not to cure such objections), title to the Property as disclosed in the Title Commitment shall be deemed to be acceptable, and any objection thereto shall be deemed to have been waived for all purposes. If, between the expiration of the Feasibility Period and Closing, title becomes unmarketable or subject to encumbrances which substantially impair the intended use of the Property, Buyer will notify Seller in writing, detailing such objection, and if Seller does not elect to or is unable to cure or reasonably mitigate such objection within ten (10) calendar days after Seller's receipt of Buyer's written notice, then Buyer may elect to either accept title to the Property subject to such objection (in addition to all other matters which Buyer has approved or is deemed to have approved as set forth above) or terminate this Agreement by delivering written notice to Seller within ten (10) calendar days following the end of Seller's cure period, in which event the Deposit shall be paid by Escrow Agent to Buyer and the parties hereto shall be relieved of all obligations hereunder. If Buyer fails to provide written notice of such termination by such date, Buyer will be deemed to have elected to accept title to the Property subject to such objections.

5.            Condition of Property. At Closing, Buyer will take the Property in “as is” condition as of the date of this Agreement, reasonable wear and tear excepted. Risk of loss from casualty or by reason of condemnation will be borne by Seller until Closing, provided that if any of the Property is damaged or destroyed by fire or other casualty and not repaired and restored prior to Closing to as good a condition as existed on the Effective Date, or if all or a portion of any of the Property is taken through condemnation proceedings or is transferred voluntarily in lieu thereof, then Buyer will have the right, but not the obligation, to proceed with this Agreement and receive: (i) the Property in its then existing condition, and (ii) all insurance proceeds, condemnation awards or purchase monies, as applicable, paid or payable to Seller for the Property by reason of such casualty or condemnation. Alternatively, Buyer will have the right to terminate this Agreement by providing written notice to Seller and the Escrow Agent and neither party will have any further rights or obligations hereunder. In the event the Buyer elects to proceed with this Agreement beyond the Feasibility Period, Seller agrees to have Buyer named as an additional insured on its hazard insurance policy at the closing date.

6.            Representations and Warranties. Seller represents and warrants to Buyer that:

(a)          Seller is a limited liability company duly organized, validly exiting and in good standing under the laws of the State of Louisiana. Seller has the right, power and authority to enter into this Agreement, to cause the Property to be sold in accordance with the terms and conditions hereof, and to enter into all of agreements and take all such other actions as referred to herein, and the individuals executing this Agreement on behalf of Seller is/are duly authorized and empowered to act for and bind Seller. Seller has obtained any consents required of Seller for Buyer to acquire the Property;

(b)        Except for that certain lease between Buyer and Seller dated December 20, 2016 (the “Lease”), the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or result in a material breach of any of the terms, conditions or provisions of, (ii) constitute a material default under, (iii) result in a material violation of, (iv) give any third party a material right to modify, terminate, or accelerate any obligation under or (v) require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or material filing with, any third party, court or administrative or other governmental body or agency under, the provisions of the certificate of incorporation or bylaws of the Seller or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Seller is bound or affected, or any material law, statute, rule, or regulation to which the Seller is subject or any material order to which the Seller is subject.

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(c)          Seller has good and valid title to or right to use all of the Purchased Assets, free and clear of all liens other than: (i) real estate taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date; (ii) mechanics' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of public record which would not materially impair the use or occupancy of such parcel; (v) statutory landlord liens, if any; (vi) any other lien which is not material; and (vii) any rights of any party under the Lease (collectively, “Permitted Liens”).

(d)          To best of Seller’s knowledge, Seller has received no notice of any violations of ordinances, laws or regulations affecting the Property from any governmental authority of applicable jurisdiction.

(e)          Seller has not granted any easements or restrictions affecting the Property that would bind Buyer after Closing except as set forth in the applicable public records for the Property on the Effective Date.

(f)          Seller has received no notice that there is any action, suit or proceeding pending or threatened against or materially affecting the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(g)          Seller has received no notice that the Property is affected by the presence and/or harmful effects of any asbestos, toxic, or hazardous substances, wastes or materials as defined or regulated by applicable federal, state, or local laws. To best of Seller’s knowledge, Seller is not aware of the presence of any underground storage tanks presently existing or previously existing on or under the Property or that the Property has at any time been operated as a dry cleaner facility or the used for the manufacturing, sale, storage, exchange or disposal of toxic, hazardous substances, wastes or materials as defined or regulated by applicable federal, state, or local laws.

(h)          Seller hereby confirms that it is not insolvent as of the Effective Date of this Agreement and that the sale of the Property does not constitute a “short sale” and does not need pre-approval by any lien holder. The term “short sale” as used herein shall mean a sale of the Property for less than the indebtedness encumbering the Property.

(i)          Seller has received no written notice that any zoning, building, environmental or other law, ordinance, code, order or regulation is or will be violated by the continued maintenance, operation or retail use of any buildings, improvements or structures presently erected on the Property or by the continued maintenance, operation or use of parking areas.

(j)          To best of Seller’s knowledge, there are not any unpaid tap fees, hook-up fees, impact fees and similar charges or assessments that will not be paid in full as of the Closing Date for the improvements existing on the Property.

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(k)          Seller is not in default of the Lease respecting the Property.

(l)          To Seller’s knowledge, the buildings and improvements constituting the Property are structurally sound, no portion of the improvements is subject to penetration by rain or surface water, and the heating, air conditioning, ventilating and other mechanical, electrical and plumbing systems and equipment included in the Property are in good working order, repair and condition, reasonable wear and tear excepted.

7.            Covenants of Seller. Seller hereby covenants to Buyer as follows:

(a)          To the extent any portion of the Property is subject to a declaration of easements, covenants or restrictions, a joint operating agreement for operation of the Property with other nearby property or any similar instrument that imposes covenants or restrictions upon the Property or any obligation upon the Property or any owner of the Property to pay assessments or reimburse another party for expenses (the foregoing being referred to as a "Declaration"), Seller shall use commercially reasonable efforts to obtain and deliver to Buyer at least ten (10) business days prior to the Closing Date an estoppel letter from each party under such a Declaration stating: (i) the documents constituting the Declaration, including all amendments, addendum or modifications, with reference to applicable recording information; (ii) that any such Declaration is in full force and effect; (iii) that neither the Seller nor the Property is in default under any such Declaration and that, to the knowledge of each such party, no event has occur that with notice or the passage of time, would constitute an event of default under any such Declaration; (iv) that all assessments and charges, if any, payable under the Declaration are paid current (and stating the amount of any assessments against the Property that are required to be paid under the Declaration, if applicable); and (v) such other matters as may be reasonably requested by Buyer during the Feasibility Period.

(b)          Prior to the Closing Date, Seller shall obtain from each holder of existing debt on the Property and/or lender(s) requiring payoffs at Closing (as applicable, “Existing Lender”), and provide to Buyer payoff amounts and requirements, with said amounts calculated as of the Closing Date, together with written confirmation from each such Existing Lender that, upon receipt by the Existing Lender of the amount set forth in the applicable payoff statement and compliance with the requirements set forth therein by Seller.

(c)          Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, damage, liability and expense (including reasonable attorneys’ fees and other litigation expenses) Buyer may suffer, sustain or incur as a result of any knowing or intentional misrepresentation or breach of any representation, warranty, covenant or agreement made by Seller under or in respect to this Agreement or any document or instrument executed or to be executed by or on behalf of Seller pursuant to this Agreement or in furtherance of the transaction contemplated hereby.

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8.          Conditions to Buyer’s Obligations.  The obligation of Buyer hereunder to purchase the Property from Seller is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer at or prior to the Closing):

(a)          Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by it prior to or as of the Closing.

(b)          All of the representations of Seller set forth in this Agreement shall be true as of the Closing in all material respects as though such representations and the statements contained in this Agreement were made at and as of the Closing.

(c)          All instruments and documents required on Seller's part to effectuate this Agreement and the transactions contemplated herein shall be reasonably satisfactory to Buyer and its attorneys.

(d)          Seller will convey to Buyer good, insurable, indefeasible and marketable fee simple title to the Property, free and clear of all mortgages, liens, encumbrances, restrictions, rights-of-way, easements, judgments and other matters affecting title subject to existing restrictions of record.

(e)          Buyer shall have obtained reasonable and appropriate financing for the transactions contemplated hereunder in Buyer’s sole and absolute discretion.

(f)          There shall not have been any change in zoning, title, survey matters or other matters affecting the Property that would interfere with the use of the Property as a retail site or affect the marketability of title.

(g)          All title objections and survey objections set forth in objection notices, which Buyer shall not otherwise have elected to waive in writing, shall have been cured; provided, if Buyer elects to close hereunder with such objection having not been cured, such objections shall be deemed to have been waived by Buyer.

(h)          Seller shall have maintained in full force and effect insurance against loss or damage by fire and such other hazards as are customarily covered by extended coverage endorsements in an amount sufficient to prevent Seller from becoming a co-insurer of any loss or damage.

(i)          Seller shall not enter into any contracts and agreements relating to the management and operation of the Property.

9.            Closing; Closing Date. The Closing of the purchase and sale of the Property (the “Closing”) shall take place in escrow on or before the date which is thirty (30) calendar days after the expiration of the Feasibility Period (the “Closing Date”). At Closing, Buyer shall pay into the Escrow Agent’s escrow account the remainder of the Purchase Price and any closing costs, which are Buyer’s responsibility hereunder, by wire transfer of funds. Seller shall deliver or cause to be delivered to Buyer at Buyer’s expense:

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(a)          a limited warranty deed conveying to Buyer good, marketable, insurable, and indefeasible fee simple title to the Property free and clear of all liens, mortgages, encumbrances, easements, restrictions, covenants, rights-of-way and other defects, other than Permitted Liens;

(b)          a quitclaim deed in recordable form conveying the legal description of the property from the new survey;

(c)          a quitclaim bill of sale for any personal property and intangible property owned by Seller and located on the Property;

(d)          a certificate, executed by Seller as of the Closing Date, certifying all representations made by Seller in Section 6 of this Agreement are true and correct in all material respects as of the Closing Date; provided, if Seller's certificate excepts to any such matters, Buyer shall have the option of terminating this Agreement and obtaining a refund of the Earnest Money in five (5) days;

(e)          a Non-Foreign Affidavit in the form acceptable to Buyer and Seller;

(f)          an executed certificate with respect to Seller's non-foreign status sufficient to comply with the requirements of Section 1445 of the Internal Revenue Code, and all regulations applicable thereto;

(g)          a Seller's Affidavit regarding nonresident seller withholding sufficient to establish required withholdings (if any) under Florida law and all regulations applicable thereto;

(h)          Appropriate resolutions and other evidence reasonably required by Buyer and the title company to evidence Seller's authority to execute and deliver the deed and other documents contemplated hereby;

(i)          a standard title insurance company form of owner’s affidavit to induce the deletion from the Title Commitment of any exception for parties in possession and for mechanics’ or material-men’s liens;

(j)          a termination of the Lease in a form acceptable to Buyer; and

(k)          Such additional documents as may be necessary or customary to consummate the transactions contemplated hereby.

10.         Prorations; Closing Costs. All fees, taxes, utilities, charges and similar items shall be prorated to the date of Closing and paid for by the party responsible for such items under the Lease. All prorations and apportionments between Seller and Buyer pursuant to this Section shall be effective as 11:59 p.m. Eastern Time, on the day prior to Closing.

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11.          Real Estate Brokers; Agents. Seller and Buyer represent that there are no real estate brokers or agents of record in this transaction. Buyer shall not be responsible for any real estate commissions or fees of any kind or nature whatsoever in connection with any broker retained by Seller, and Seller shall not be responsible for any other real estate commissions or fees of any kind or nature whatsoever in connection with any broker retained by Buyer. Seller and Buyer each agrees to hold the other harmless against any claim made for brokerage commissions or finders’ fees resulting from such parties’ actions in this transaction.

12.          Cooperation. The parties hereto agree to cooperate with each other in every reasonable way in carrying out the transaction contemplated hereby, in obtaining and delivering all required Closing documents and obtaining all required information and governmental approvals, and they also agree to use their best efforts to expeditiously accomplish same.

13.          Right to Assign. This Agreement shall be assignable by Buyer to an entity of which Buyer is a principal, shareholder, officer, partner, member, or which is otherwise directly or indirectly controlled by or under common control with Buyer or its existing principals; provided that Buyer's assignee shall assume all Buyer's liabilities, obligations and duties hereunder and Buyer shall not be relieved of liability in the event of any such assignment.

14.          Notices. Any notice, consent, demand, offer, acceptance or other communication required or permitted under this Agreement will be made in writing and will be deemed to have been duly given if: (i) sent by personal delivery, which will be deemed given upon confirmation of receipt, (ii) mailed by first class registered or certified mail, return receipt requested, postage prepaid, which will be deemed delivered three days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee, (iii) sent by nationally recognized next-day delivery courier that guarantees delivery within 24 hours, charges prepaid, which will be deemed delivered one day after delivery to said courier, or (iv) by facsimile transmission, electronic mail or other electronic delivery medium, which will be deemed delivered on the date of transmission, addressed to the receiving party at the address set forth on the sending party’s books and records or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

15.          Survival. All provisions and conditions of this Agreement, unless the context clearly indicates a contrary intent, shall survive Closing.

16.          Entire Agreement. This Agreement constitutes the entire agreement between the parties. No statement, promise or inducement made by any party or agent thereof, unless contained herein, shall be binding or valid. This Agreement may be changed only by an agreement in writing signed by Seller and Buyer.

17.          Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. Paragraph and Section headings throughout this Agreement are solely for the convenience of the parties and are intended to have no legal meaning in and of themselves. Where the context requires, the masculine, feminine and neuter genders may be substituted for one another, as may be the singular for the plural number, and vice versa. This contract shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.

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18.          Counterparts. This Agreement may be executed in one or more counterparts and as so executed shall constitute a single instrument. The parties acknowledge and agree that they may rely upon faxed or e-mailed signature pages which shall be deemed originals.

19.          Confidentiality. Seller covenants that it shall keep in strictest confidence all of the terms and conditions of this Agreement; provided, however, Seller shall each be entitled to disclose such information as is reasonably appropriate to its respective attorneys, consultants and brokers working with such party in connection with the transactions contemplated herein. Additionally, any information or documentation, obtained by Seller pursuant to this Agreement shall: (i) be held in strict confidence by Seller, and (ii) not be disclosed, divulged or otherwise furnished to any person, except to the extent required by law.

20.          Termination of Agreement. If this Agreement is terminated for any reason whatsoever, Buyer shall, within ten (10) days after such termination, return to Seller all documentation relating to the Property provided to Buyer by Seller together with all documentation relating to the Property in the possession of Buyer and Buyer's consultants, agents, contractors, employees including all reports, studies, surveys and other materials prepared for Buyer with respect to the Property. The provisions of this Section shall survive the termination of this Agreement.

21.          Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine, feminine or neuter gender shall include all genders. The words "include" and "including" mean to include without limitation. Words such as "herein," "hereof," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection of this Agreement. The term "person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

22.          1031 Exchange. Buyer and Seller acknowledge and agree that either may elect to assign its interest in this Agreement to an exchange facilitator for the purpose of completing an exchange of the Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code and applicable state revenue and taxation code sections (a “1031 Exchange”). If either party so elects, the other shall cooperate in effecting the 1031 Exchange and in implementing any such assignment provided that such cooperation shall not entail any material additional expense to the non-electing party or cause the non-electing party exposure to any liability or loss of rights or benefits contemplated by this Agreement. No such assignment shall relieve either party of its obligations hereunder, nor shall consummation of a 1031 Exchange be a condition to the performance of such party’s obligations hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal the day and year first above written.

SELLER:

RACELAND QSR, LLC

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
Manager

BUYER:

SEEDIV, LLC

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

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EXHIBIT "A"

Legal Description

A parcel of land in the Southwest one-quarter of Section 31, Township 3 South, Range 26 East, said parcel including a portion of Government Lot 5, in said Section 31 and a portion of the F.P. Fatio Land Grant of Section 42, Township 3 South, Range 26 East, according to the map showing lands of Jacksonville Heights Improvement Co., as recorded in Plat Book 5, at page 93 of the public records of Duval County, Florida, and being more particularly described as follows:

Commencing at the Southwest corner of the Northwest one-quarter of said Section 31; thence run North 0 degrees 11 minutes 24 seconds West, (on an assumed bearing), 280.23 feet along the West line of the Northwest one-quarter of said Section 31 to a Point of Intersection with the arc of a curve running Southeasterly to the right, (a radial at said point bears South 13 degrees 45 minutes 07 seconds West); said point being also the Northerly right of way line of Youngerman Circle as described in Official Records Volume 4294 at pages 761 through 763 of the public records of Duval County, Florida; thence along the arc of said curve to the right, having a radius of 1260 feet and a central angle of 4 degrees 05 minutes 58 seconds, run Southeasterly 90.15 feet along said Northerly right of way to a Point of Tangency; thence run South 72 degrees 08 minutes 55 seconds East, 910.02 feet, along the tangent extended and along said Northerly right of way to a Point of Curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 1960 feet, and a central angle of 39 degrees 05 minutes 11 seconds, run Southeasterly, 1337.08 feet along said Northerly right of way to a Point of Reverse Curvature; thence along the arc of a curve to the left, having a radius of 440 feet and a central angle of 33 degrees 36 minutes 12 seconds, run Southeasterly 258.05 feet along said Northerly right of way to a point for the Point of Beginning; thence North 1 degrees 44 minutes 04 seconds West, 471.62 feet; thence South 52 degrees 56 minutes 16 seconds West, 324.30 feet to a Point of Intersection with the arc of a curve running Southeasterly to the right, said point being also said Northerly right of way line; thence along the arc of said curve to the right, having a radius of 1960 feet and a central angle of 4 degrees 00 minutes 00 seconds, run Southeasterly 136.83 feet to a Point of Reverse Curvature; thence along the arc of a curve to the left, having a radius of 440 feet and a central angle of 33 degrees 36 minutes 12 seconds, run Southeasterly 258.05 feet to the Point of Beginning.

TOGETHER WITH A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS PURPOSES - 20 FEET IN WIDTH

A parcel of land in the Southwest one-quarter of Section 31, Township 3 South, Range 26 East, said parcel including a portion of Government Lot 5, in said Section 31 and a portion of the F.P. Fatio Land Grant of Section 42, Township 3 South, Range 26 East, according to the map showing lands of Jacksonville Heights Improvement Co., as recorded in Plat Book 5, at page 93 of the public records of Duval County, Florida, and being more particularly described as follows:

Page 1 of 2 pages of Exhibit "A" - Legal Description

Commencing at the Southwest corner of the Northwest one-quarter of said Section 31; thence run North 0 degrees 11 minutes 24 seconds West, (on an assumed bearing), 280.23 feet along the West line of the Northwest one-quarter of said Section 31 to a Point of Intersection with the arc of a curve running Southeasterly to the right, (a radial at said point bears South 13 degrees 45 minutes 07 seconds West); said point being also the Northerly right of way line of Youngerman Circle as described in Official Records Volume 4294 at pages 761 through 763 of the public records of Duval County, Florida; thence along the arc of said curve to the right, having a radius of 1260 feet and a central angle of 4 degrees 05 minutes 58 seconds, run Southeasterly 90.15 feet along said Northerly right of way to a Point of Tangency; thence run South 72 degrees 08 minutes 55 seconds East, 910.02 feet, along the tangent extended and along said Northerly right of way to a Point of Curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 1960 feet, and a central angle of 39 degrees 05 minutes 11 seconds, run Southeasterly, 1337.08 feet along said Northerly right of way to a Point of Reverse Curvature; thence along the arc of a curve to the left, having a radius of 440 feet and a central angle of 33 degrees 36 minutes 12 seconds run Southeasterly 258.05 feet along said Northerly right of way; thence North 1 degree 44 minutes 04 seconds West, 471.62 feet to a point for the Point of Beginning; thence continue North 1 degree 44 minutes 04 seconds West, 290.20 feet to the Southerly right of way line of Interstate Highway No. 295 (a limited access right of way); thence South 88 degrees 15 minutes 56 seconds West, 20.00 feet; thence South 1 degree 44 minutes 04 seconds East, 304.38 feet; thence North 52 degrees 56 minutes 16 seconds East, 24.51 feet to the Point of Beginning.

SIGN SITE

A parcel of land in the Southwest one-quarter of Section 31, Township 3 South, Range 26 East, said parcel including a portion of Government Lot 5, in said Section 31 and a portion of the F.P. Fatio Land Grant of Section 42, Township 3 South, Range 26 East, according to the map showing lands of Jacksonville Heights Improvement Co., as recorded in Plat Book 5, at page 93 of the public records of Duval County, Florida; and being more particularly described as follows:

Commencing at the Southwest corner of the Northwest one-quarter of said Section 31; thence run North 0 degrees 11 minutes 24 seconds West, (on an assumed bearing), 280.23 feet along the West line of the Northwest one-quarter of said Section 31 to a Point of Intersection with the arc of a curve running Southeasterly to the right, (a radial at said point bears South 13 degrees 45 minutes 07 seconds West); said point being also the Northerly right of way line of Youngerman Circle as described in Official Records Volume 4294 at pages 761 through 763 of the public records of Duval County, Florida; thence along the arc of said curve to the right, having a radius of 1260 feet and a central angle of 4 degrees 05 minutes 58 seconds, run Southeasterly 90.15 feet along said Northerly right of way to a Point of Tangency; thence run South 72 degrees 08 minutes 55 seconds East, 910.02 feet, along the tangent extended and along said Northerly right of way to a Point of Curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 1960 feet, and a central angle of 39 degrees 05 minutes 11 seconds, run Southeasterly 1337.08 feet along said Northerly right of way to a Point of Reverse Curvature; thence along the arc of a curve to the left, having a radius of 440 feet and a central angle of 33 degrees 36 minutes 12 seconds run Southeasterly 258.05 feet along said Northerly right of way; thence North 1 degree 44 minutes 04 seconds West, 761.82 feet to a point in the Southerly right of way line of Interstate Highway No. 295 (a limited access right of way) for the Point of Beginning; thence South 88 degrees 15 minutes 56 seconds West, 20.00 feet; thence North 1 degree 44 minutes 04 seconds West, 14.03 feet to a point in said Southerly right of way line of Interstate Highway No. 295; thence South 56 degrees 40 minutes 54 seconds East, along said Southerly right of way line, 24.43 feet to the Point of Beginning.

Page 2 of 2 pages of Exhibit "A" - Legal Description